Exhibit 4.11

SulphCo, Inc.
850 Spice Islands Drive
Sparks, NV 89431

September 13, 2006

Mustang International, L.P.
16001 Park Ten Place
Houston, TX 77084
Attention: R.M. Farley

Re:    Master Services Agreement effective March 29, 2006; Mustang Engineering Work Release dated March 29, 2006.

Dear Mr. Farley:

Please refer to the above referenced Master Services Agreement between us and the related Engineering Work Release dated March 29, 2006 ("Work Release").

The section of the Work Release entitled "Fee" provides for a grant to Mustang, in lieu of a cash fee, of 17,500 shares of SulphCo, Inc. Common Stock and an Option to acquire 52,500 shares of Common Stock at $6.00 per share. The section as originally written does not clearly reflect the intention of the parties regarding the terms of the options. As presently worded, the options "are fully vested at project completion." However, the agreement also provides that the option grants arc exercisable upon contract signing, and there are further provisions for reimbursement to SulphCo of the value of the Options under certain circumstances. Accordingly, the section entitled "Fee" should be rewritten to more clearly reflect the intentions of the parties regarding the Options.

In addition it is the intention of the parties that the17,500 shares be freely tradeable as soon as practicable and that the 52,500 shares issuable upon exercise of the Options be freely tradeable as soon as practicable. These shares have not been registered under the Securities Act of 1933 and, therefore, cannot be resold publicly for a period of at least one year from their acquisition unless SulphCo registers the resale of these shares by Mustang. Accordingly, the parties wish to provide for the registration by SulphCo of the 70,000 shares with the SEC as soon as is practicable.

Therefore, the section of the Work Release entitled "Fee" is hereby amended and restated in its entirety, effective as of March 29, 2006, as follows:

Fee

Grant of Stock and Options. In lien of a cash fee, immediately upon signing this contract or as soon thereafter as is practicable, Mustang will receive 17,500 shares ("Shares") of SulphCo Common Stock and Options ("Options") to acquire 52,500 shares ("Option Shares") of Common Stock at $6.00 per share. The Options will become exercisable on the earlier of September 29, 2006, or mechanical completion, and will remain exercisable until April 1, 2010. If Mustang terminates the contract prior to mechanical completion or September 29, 2006, (whichever comes first), then (i) Mustang must either return the 17,500 shares to SulphCo or reimburse SulphCo for the value of the stock as of the close of business on March 29, 2006, and (ii) the Options will automatically terminate and Mustang will surrender to SulphCo the certificate evidencing the Options. Based on the present scope of work, the Stock and Options will be the total fee available to Mustang for the Fujairah project.

Registration of Shares and Option Shares. Mustang acknowledges that the Shares, the Options and the Option Shares have not been registered tinder the U.S. Securities Act of 1933 and, therefore, may not be sold or transferred unless these securities are registered under the Securities Act or an exemption from registration is available. Accordingly, SulphCo agrees, at SulphCo's expense, to include the Shares and the Option Shares in its next registration statement, expected to be filed by SulphCo with the SEC no later than October 31, 2006, and to use its best efforts to cause the registration statement to become effective and to remain effective until no longer required under the Securities Act. Mustang will provide to SulphCo such information as is required under the Securities Act to file and maintain the registration for Mustang's shares.

Except as amended by this letter, the Master Services Agreement and Work Release will remain in full force and effect in accordance with its terms.

If the foregoing reflects our agreement, please sign a copy of this letter below and return it to me, whereupon it will become a binding amendment in accordance with its terms.

Sincerely,

Peter Gunnerman, President
SulphCo, Inc.

ACCEPTED and AGREED:

MUSTANG INTERNATIONAL, L.P.

By: /s/ Meg Lassarat, CFO
       Meg Lassarat

August 21, 2007

Mustang International, L.P.
16001 Park Ten Place
Houston, Texas 77084

Attention: Meg Lassarat, CFO

Re:	Master Services Agreement Effective March 29, 2006 Mustang Engineering Work Release dated March 29, 2006 Amendment to the Mustang Engineering Work Release dated September 13, 2006

Dear Ms. Lassarat:

Reference is made to that certain Master Services Agreement between SulphCo, Inc. ("SulphCo") and Mustang International, L.P. ("Mustang"), dated as of March 29, 2006, the related Mustang Engineering Work Release dated as of March 29, 2006 (the "Work Release") and the related Amendment to the Work Release dated as of September 13, 2006 (the "Amendment").

The section of the Work Release entitled "Fee," initially amended and restated by the Amendment is hereby amended and restated in its entirety, effective as of August 21, 2007, as follows:

"Fee

Grant of Stock and Options. In lieu of a cash fee, immediately upon signing this contract or as soon thereafter as is practicable, Mustang will receive 17,500 shares ("Shares") of SulphCo common stock and options ("Options") to acquire 52,500 shares ("Option Shares") of SulphCo's common stock at $3.50 per share. The Options shall vest immediately and shall remain exercisable until April 1, 2010. Based on the present scope of work, the Shares and Options will be the total fee payable to Mustang for the Fujairah project.

Registration of Shares and Option Shares. Mustang acknowledges that the Shares, the Options and the Option Shares have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and, therefore, may not be sold or transferred unless these securities are registered under the Securities Act or an exemption from registration is available. Accordingly, SulphCo agrees, at SulphCo's expense, to include the Shares and the Option Shares in its next registration statement, expected to be filed by SulphCo with the SEC no later than September 30, 2007, and to use its best efforts to cause the registration statement to become effective and to remain effective until no longer required under the Securities Act. Mustang will provide to SulphCo such information as is required under the Securities Act to file and maintain the registration for Mustang's shares."

Corporate Headquarters:  4333 W. Sam Houston Pkwy N., Suite 190
Houston, TX USA 77043
Tel: +1 (713) 896-9100    Fax: +1 (713) 896-8803
www.SulphCo.com

Mustang International, L.P.
August 21, 2007

Except as amended by this letter, the Master Services Agreement and Work Release will remain in full force and effect in accordance with their terms.

If the foregoing reflects our agreement, please sign a copy of this letter where indicated below and return in to me, whereupon it will become a binding amendment in accordance with its terms.

Sincerely,

/s/ Larry D. Ryan

Larry D. Ryan
Chief Executive Officer

ACCEPTED and AGREED:

MUSTANG INTERNATIONAL, L.P.

By:  /s/ Meg Lassarat
        Meg Lassarat
        Chief Financial Officer

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